As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333-190105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WCI COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0472098
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

24301 Walden Center Drive

Bonita Springs, Florida 34134

(Address of Principal Executive Offices)

WCI COMMUNITIES, INC. 2013 INCENTIVE AWARD PLAN

WCI COMMUNITIES, INC. AMENDED AND RESTATED 2013 LONG TERM INCENTIVE PLAN

WCI COMMUNITIES, INC. AMENDED AND RESTATED 2013 DIRECTOR LONG TERM INCENTIVE PLAN

(Full Title of the Plans)

Mark Sustana

Vice President

WCI Communities, Inc.

700 N.W. 107th Avenue

Miami, Florida 33172

(305) 229-6584

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

WCI Communities, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-190105), which was originally filed with the Securities and Exchange Commission on July 24, 2013, registering the offer and sale of the Registrant’s common stock, $0.01 par value per share, issuable pursuant to the WCI Communities, Inc. 2013 Incentive Award Plan, the WCI Communities, Inc. Amended and Restated 2013 Long Term Incentive Plan and the WCI Communities, Inc. Amended and Restated 2013 Director Long Term Incentive Plan (the “Registration Statement”) to remove from registration all securities that that were the subject of the Registration Statement that remain unsold.

On February 10, 2017, pursuant to an Agreement and Plan of Merger dated as of September 22, 2016, among the Registrant, Lennar Corporation, a Delaware corporation (“Lennar”), Marlin Blue LLC, a Delaware limited liability company, and Marlin Green Corp., a Delaware corporation (“Corporate Sub”), Corporate Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Lennar.

As a result of the Merger, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Registrant hereby removes from registration all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on this 27th day of February, 2017.

WCI COMMUNITIES, INC.

By:	/s/ Bruce Gross
Bruce Gross
Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.